Exhibit E
                                    The New
                                    America
                                   High Income
                                   Fund, Inc.

                                 Dividend
                                 Reinvestment
                                 and Cash
                                 Purchase Plan

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We are pleased that you have chosen to invest in The New America High Income
Fund, Inc. We are sending you this brochure to answer questions you may have regarding the Fund's automatic dividend reinvestment plan and cash purchase plan (the "Plan"). Sources of information on the Fund that are available to investors are described on page 5.

All shareholders are automatically participants in the Fund's dividend reinvestment plan. State Street Bank and Trust Company will act as Agent for shareholders in reinvesting all dividends and distributions in additional shares of the Fund for individual accounts. The Plan benefits shareholders in several ways. Specifically, the Plan provides shareholders a convenient way to compound the dividend earned by the Fund's shares. Another advantage to the Plan is that shareholders pay no brokerage commission on additional shares issued directly by the Fund. The cash purchase plan allows you to make optional cash investments in Fund shares through State Street Bank and Trust Company, the Plan Agent.

If your shares are held in the name of a brokerage firm, bank, or other nominee, you should contact your nominee to see if it will participate in the Plan on your behalf. If your nominee can participate in the Plan on your behalf, you will see dividends and distributions credited to your account. If your nominee is unable to participate in the Plan on your behalf, you should request that your shares be re-registered in your name so you may participate in the Plan.

We hope that the information in this brochure answers questions you may have concerning the dividend reinvestment and cash purchase plan. For answers to other questions, please refer to the phone numbers listed at the end of this brochure.

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What is The Automatic Dividend Reinvestment and Cash Purchase Plan?

The automatic dividend reinvestment plan offers shareholders in The New America High Income Fund, Inc. a simple and low-cost way to reinvest monthly dividends and annual capital distributions in additional Fund shares. The Plan also allows you to make optional cash investments in Fund shares.

State Street Bank and Trust Company ('State Street Bank' or 'Plan Agent') acts as Plan Agent for shareholders in administering the Plan. The complete Terms and Conditions of the Plan are detailed at the end of this brochure.

Who Can Participate In The Plan?

All shareholders who own shares in their own names are automatically dividend reinvestment plan participants. Dividend reinvestment plan participants may also participate directly in the cash purchase plan. Shareholders who do not hold shares in their own names, but want to participate in the Plan should contact their brokerage firm, bank, or other nominee to ask their nominees to participate on their behalf.

If a brokerage firm, bank, or other nominee is unable to participate on a shareholder's behalf, he should request his nominee to re-register the shares in his own name so he may take advantage of the Plan.

To receive distributions in cash rather than in additional shares, shareholders that hold shares in their own names must notify State Street Bank in writing that they wish to withdraw from the Plan. Written notice must be received by State Street Bank at least ten days before the record date of a distribution in order for the change to be made. It is anticipated that record dates will generally occur in mid-month.

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What Are the Benefits of Plan Participation?

There are two components to the Plan: reinvestment of distributions and an optional cash purchase program. The Plan offers a convenient, low cost way for shareholders to compound the Fund's dividends. Through participation in the Plan, investors' holdings will grow faster as monthly distributions of additional shares are made. Dividends and distributions will be reinvested at the lower of market price or net asset value (but never more than a 5% discount from market price). If the market price of shares on the valuation date equals or exceeds the net asset value, the Fund will issue new shares at net asset value, except that the Fund will not issue new shares at a discount of more than 5% from the then current market price. Investors will increase holdings at either no brokerage cost (if the shares are newly issued by the Fund), or at reduced costs (if the Plan Agent makes open market purchases of shares trading below net asset value). If shares for dividend reinvestment are purchased in the market, each investor will pay a pro rata share of the brokerage commissions incurred. However, the commissions should be lower than what the individual investor would pay since the Plan Agent would be buying in large blocks.

Plan participants have the option of making quarterly investments in Fund shares through the Plan Agent. You may invest any amount from $100 to $500 per quarter. The Plan Agent will purchase shares for you on the New York Stock Exchange or otherwise on the open market on or about March 31, June 30, September 30, and December 31. If you hold shares in your own name, you should deal directly with State Street Bank. Please send your check, made out to State Street Bank and Trust Company, to the following address:

  State Street Bank and Trust Company
  PO Box 8200
  Boston, MA 02266-8200

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Please write the name of the Fund and your account number on the check.

Each participant will receive a detailed account statement from State Street Bank and Trust Company, the Plan Agent, showing all distributions, dates of investments, shares acquired, price per share, and total shares of record held in his own possession and by the Plan Agent. Shareholder proxies will include shares purchased by the Plan Agent.

Participants in the plan also enjoy the safekeeping services provided by the Plan Agent for all shares purchased on their behalf by the Agent. This service helps protect against theft and loss of certificates.

Other Sources of Shareholder Information

Investors holding shares in their own names should direct all correspondence regarding the Plan or their accounts to:

  State Street Bank and Trust Company
  PO Box 8200
  Boston, MA 02266-8200
  617-328-5000 ext. 6406 or 800-426-5523

Shareholders who have shares registered in the name of nominees should contact their nominees for more information and request that the nominees participate in the dividend reinvestment plan on their behalf.

The New America High Income Fund, Inc. has an information line with a prerecorded message regarding the Fund's net asset value and dividend. The message, which is updated weekly, can be heard by dialing 800-358-3343.

Plan Participants will receive a minimum of 90 days notice of any change to be made in the dividend reinvestment plan. The terms of the Plan may be altered by The New America High Income Fund, Inc. or State Street Bank and Trust Company.

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TERMS AND CONDITIONS OF DIVIDEND REINVESTMENT PLAN

1. State Street Bank and Trust Company (the "Agent") will act as agent for each holder of shares (a "Stockholder") of Common Stock, $.01 par value ("Common Stock"), of The New America High Income Fund, Inc. (the "Fund"), and will open an account for each Stockholder under the Fund's Dividend Reinvestment Plan (the "Plan") in the same name in which such Stockholder's shares of Common Stock are registered. The Agent will open an account for each Stockholder who elects to participate in the Cash Purchase Plan in the same name in which such Stockholder's shares of common stock are registered.

2. Whenever the Fund declares a capital gains distribution, each Stockholder's distribution will be invested by the Agent in additional shares of Common Stock of the Fund ("Fund Shares") unless the Stockholder has elected to receive the distribution in cash and (subject to paragraph 4) the Agent shall automatically receive newly issued Fund shares, including fractions, for such Stockholder's account. Except in the circumstances described in paragraph 4 below, the number of additional Fund shares to be credited to such Stockholder's account shall be determined by dividing the dollar amount of the capital gains distribution payable to a Stockholder by the net asset value per share of the Common Stock on the valuation date. The valuation date will be the payment date for such distribution.

3. Whenever the Fund declares an income dividend, each Stockholder's dividend will be invested by the Agent in additional Fund shares unless the Stockholder has elected to receive the dividend in cash and (subject to paragraph 4) the Agent shall automatically receive newly issued Fund shares, including fractions, for such Stockholder's account. Except in the circumstances described in paragraph 4 below, the number of additional Fund shares to be credited to such

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Stockholder's account shall be determined by dividing the dollar amount of the dividend payable to such Stockholder by the net asset value per share of the Common Stock on the valuation date; provided that the maximum discount from the then current market price per share shall not exceed 5%. The valuation date will be the payment date for the dividend.

4. Should the net asset value per share of the Common Stock exceed the market price per share on the valuation date for an income dividend or capital gains distribution, the Agent shall apply the amount of such dividend or distribution payable to Stockholders (other than Stockholders who have elected to receive such dividend or distribution in cash) in Fund shares (less each such Stockholder's pro rata share of brokerage commissions incurred with respect to open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of Fund shares for each such Stockholder's account. Such purchases will be made as expeditiously as possible on or shortly after the payment date for such dividend or distribution, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law. If, before the Agent has completed its purchases, the market price exceeds the net asset value of the Common Stock, the average per share purchase price paid by the Agent may exceed the net asset value of the Common Stock, resulting in the acquisition of fewer shares than if the dividend or capital gains distribution had been paid in Common Stock issued by the Fund.

5. For all purposes of the Plan: (a) the market price of the Common Stock on a particular date shall be the last sales price on the New York Stock Exchange on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such Common Stock on such Exchange

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on such date and (b) net asset value per share of the Common Stock on a particular date shall be as determined by or on behalf of the Fund.

6. Each quarter each Stockholder shall have the option of sending additional funds, in any amount from $100 to $500, for the purchase on the open market of the Fund's Common Stock for each such Stockholder's account. Voluntary payments will be invested on or shortly after the last business day of each calendar quarter, and in no event more than 45 days after such dates except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law. Funds received more than 30 business days before the investment date or less than five business days prior to the investment date will be returned uninvested. A Stockholder may withdraw such Stockholder's entire voluntary cash payment by written notice received by you not less than 48 hours before such payment is to be invested.

7. Investments of voluntary cash payments and other open market purchases provided for above may be made on any securities exchange where the Common Stock is traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. A Stockholder's funds held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the Fund's Common Stock acquired for a Stockholder's account. For the purposes of cash investments, the Agent may commingle a Stockholder's funds with those of other Stockholders of the Fund for whom the Agent similarly acts as agent, and the average price

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(including brokerage commissions) of all shares purchased by the Agent shall be the price per share allocable to each such Stockholder in connection therewith.

8. The Agent may hold a Stockholder's shares acquired pursuant to this Plan, together with the shares of other Stockholders of the Fund acquired pursuant to this Plan, in non-certificated form in the name of the Agent or that of a nominee. The Agent will forward to each Stockholder any proxy solicitation material and will vote any shares so held, as directed by each Stockholder. Upon a Stockholder's written request, the Agent will deliver to such Stockholder, without charge, a certificate or certificates for the full shares.

9. The Agent will confirm to a Stockholder each acquisition made for such Stockholder's account as soon as practicable but not later than 30 days after the date thereof. Although a Stockholder may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to a Stockholder's account.

10. Any stock dividends or split shares distributed by the Fund on shares of Common Stock held by the Agent for a Stockholder will be credited to such Stockholder's account. In the event that the Fund makes available to its Stockholders rights to purchase additional shares or other securities, the shares held for a Stockholder under the Plan will be added to other shares held by a Stockholder in calculating the number of rights to be issued to such Stockholder.

11. The Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund. Each shareholder will be charged a pro rata share of brokerage commissions on all open market purchases.

12. A Stockholder may terminate his or her account under the Plan by notifying the Agent in writing, accompanied by a signature guaranteed by a commercial bank or trust company or a

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member of a national securities exchange. Such termination will be effective immediately if such notice is received by the Agent not less than ten (10) days prior to any dividend or distribution record date; otherwise, such termination will be effective as soon as possible after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Stockholder at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Agent will cause a certificate or certificates for the full shares held for each Stockholder under the Plan and cash adjustment for any fraction (calculated at the market value of the Common Stock at time of termination) to be delivered to each Stockholder without charge. If a Stockholder elects by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of such Stockholder's shares and remit the proceeds to the Stockholder, the Agent is authorized to deduct a $2.50 fee plus brokerage commissions for this transaction from the proceeds.

A Shareholder will be charged a $.75 service fee for each voluntary cash investment and a pro rata share of brokerage commissions on all open market purchases.

13. These terms and conditions may be amended or supplemented by the Agent or the Fund at any time or times, but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each

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Stockholder participating in the Plan appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by a Stockholder unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Stockholder's account under the Plan. Any such amendment may include an appointment by the Agent of a successor agent in Agent's place and stead under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for a Stockholder's account all dividends and distributions payable on the Common Stock held in the Stockholder's name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

14. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Plan and to comply with applicable law, but the Agent shall assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith, or willful misconduct or that of its employees.

15. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

Dated: June 1, 1992

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State Street Bank and Trust Company
P.O. Box 8200
Boston, Massachusetts 02266-8200